Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

ICX TECHNOLOGIES, INC.

at

$7.55 Per Share

by

INDICATOR MERGER SUB, INC.

a wholly owned subsidiary of

FLIR SYSTEMS, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 1, 2010, UNLESS THE OFFER IS EXTENDED.

September 3, 2010

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated September 3, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer (such offer, together with any amendments or supplements thereto, the “Offer”) by Indicator Merger Sub, Inc., a Delaware corporation (the “Purchaser”), which is a wholly owned subsidiary of FLIR Systems, Inc., an Oregon corporation (“Parent”), to purchase all outstanding shares of common stock of ICx Technologies, Inc., a Delaware corporation (the “Company”), par value $0.001 per share (the “Shares”), at a price of $7.55 per Share in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and Letter of Transmittal.

Please note carefully the following:

1.	The offer price is $7.55 per Share, in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions of the Offer.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, October 1, 2010, unless the Offer is extended by the Purchaser. Except as otherwise described in Section 4 of the Offer to Purchase, previously tendered Shares may be withdrawn at any time until the Offer has expired and, if the Purchaser has not accepted such Shares for payment by November 2, 2010, such Shares may be withdrawn at any time after that date until the Purchaser accepts Shares for payment.

4.	The Offer is subject to certain conditions described in Section 15 of the Offer to Purchase, including, among other things, the condition that the number of outstanding Shares that have been validly tendered and not validly withdrawn prior to the expiration of the Offer, together with all Shares, if any, then owned by Parent or its subsidiaries, represents at least a majority of the outstanding Shares on a fully diluted basis on the date of purchase (which means, as of any time, the number of Shares outstanding, together with all Shares that the Company would be required to issue pursuant to the conversion or exercise of all options, rights and securities convertible into or exercisable for Shares or otherwise, other than potential dilution attributable to the unexercised portion of the Top-Up Option (as defined in Section 11 of the Offer to Purchase)).

5.	Tendering stockholders who are registered stockholders or who tender their Shares directly to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer (the “Depositary”), will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Purchaser’s purchase of Shares pursuant to the Offer. However, federal income tax backup withholding may be required, unless the required taxpayer identification information is provided or an exemption is available. See the Letter of Transmittal for more information.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares or confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 2 of the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

ICX TECHNOLOGIES, INC.

at

$7.55 Per Share

by

INDICATOR MERGER SUB, INC.

a wholly owned subsidiary of

FLIR SYSTEMS, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated September 3, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer (such offer, together with any amendments or supplements thereto, the “Offer”) by Indicator Merger Sub, Inc., a Delaware corporation (the “Purchaser”), which is a wholly owned subsidiary of FLIR Systems, Inc., an Oregon corporation, to purchase all outstanding shares of common stock of ICx Technologies, Inc., a Delaware corporation (the “Company”), par value $0.001 per share (the “Shares”), at a price of $7.55 per Share in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase.

The undersigned hereby instruct(s) you to tender to the Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares Tendered Hereby:*	Signature(s):
(Sign Here)

Account No.:	Dated:

Area Code and Telephone Number:	Print name(s):

Tax Identification or Social Security Number:	Address:

*	Unless otherwise indicated, it will be assumed that all Shares held by us for the undersigned’s account are to be tendered.

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